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                                                                Exhibit 99(e)(3)

                         TRANSITIONAL SERVICES AGREEMENT

      THIS TRANSITIONAL SERVICES AGREEMENT (this "AGREEMENT") is entered into as of April 24, 2001, between UtiliCorp United Inc., a Delaware corporation ("UtiliCorp"), and Aquila, Inc., a Delaware corporation ("AQUILA").

      WHEREAS, UtiliCorp and Aquila have entered into the Master Separation Agreement, pursuant to which UtiliCorp and Aquila have agreed to take certain actions to effect the Separation; and

      WHEREAS, in furtherance of the transactions contemplated by the Master Separation Agreement, UtiliCorp and Aquila have agreed to enter into this Agreement, under which UtiliCorp will provide certain transitional services to Aquila;

      NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Master Separation Agreement. In this Agreement, the following capitalized terms shall have the following meanings:

"ADDITIONAL SERVICES" means services that UtiliCorp agrees to provide or cause to be provided under a Transitional Service Schedule executed and delivered after the date hereof.

"FORCE MAJEURE" means any event or circumstance beyond the reasonable control of the party relying upon such event or circumstance, including, without limitation: any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war, or rebellion; or any action or restraint by court order or public or Governmental Authority or lawfully established civilian authorities.

"MASTER SEPARATION AGREEMENT" means the Master Separation Agreement, dated April 24, 2001, between UtiliCorp and Aquila.

"SERVICE REPRESENTATIVES" means the individuals appointed by UtiliCorp and Aquila under Section 2.7 hereof to coordinate the provision of the Services hereunder.

"SERVICES" means, collectively, the transitional services provided hereunder by UtiliCorp to Aquila in connection with the Separation, including the Additional Services.

"SUBCONTRACTOR" means any Person engaged by UtiliCorp, in its sole discretion, to perform all or any part or aspect of the Services hereunder.

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"TRANSITIONAL SERVICE SCHEDULE" means (a) individually, a schedule in the form attached hereto, which, upon execution and delivery, will, together with this Agreement, govern the provision of a particular Service or group of related Services by UtiliCorp to Aquila, and (b) collectively, all such schedules.

                                   ARTICLE II

                                  THE SERVICES

      Section 2.1 THE SERVICES. UtiliCorp shall provide or cause to be provided to Aquila the Services described in the Transitional Service Schedules attached hereto.

      Section 2.2 TRANSITIONAL SERVICE SCHEDULES. Each Service (or group of related Services) shall be governed by a Transitional Service Schedule, which, together with this Agreement, shall set forth the terms under which the Services will be provided. In the event of a discrepancy between a provision in this Agreement and a provision in any particular Transitional Service Schedule, the provision in the Transitional Service Schedule shall prevail. Obligations under a particular Transitional Service Schedule shall be effective on the later of the execution of this Agreement or the execution of the Transitional Service Schedule.

      Section 2.3 SERVICE PARAMETERS. UtiliCorp shall provide the Services only to the extent and under the personnel availability conditions that such Services are provided by UtiliCorp for Aquila immediately prior to the Separation Date. Furthermore, the Services will be available only for purposes of supporting the conduct of the Aquila Business substantially in the manner it was conducted immediately prior to the Separation Date.

      Section 2.4 IMPRACTICABILITY. UtiliCorp shall not be required to provide any Service to the extent the performance of such Service (a) becomes impracticable as a result of a cause or causes outside the reasonable control of UtiliCorp, (b) would require UtiliCorp to violate any applicable laws, rules or regulations, or (c) would result in the breach of any agreement or other applicable contract.

      Section 2.5 ADDITIONAL RESOURCES. In providing the Services, UtiliCorp shall not be obligated to (a) hire any additional employees, (b) maintain the employment of any specific employee, (c) purchase, lease or license any additional equipment or materials, or (d) pay any costs related to the transfer or conversion of Aquila's data to Aquila or any alternate supplier of services.

      Section 2.6 ADDITIONAL SERVICES. From time to time after the Separation Date, Aquila may request Additional Services. If the requested Additional Services (a) were provided by UtiliCorp to Aquila immediately prior to the Separation Date and (b) are necessary, as reasonably determined by UtiliCorp, to effect an orderly transition following the Separation, then UtiliCorp shall negotiate in good faith the terms of one or more Transitional Service Schedules in respect of the Additional Services.

      Section 2.7 SERVICE REPRESENTATIVES. Each party shall (a) appoint a Service Representative for each Service and (b) identify such Service Representative on the applicable Transitional Service Schedule. The Service Representatives for a particular Service shall coordinate the scheduling and performance of that Service hereunder. Either party may replace any Service Representative at any time by providing written notice of such replacement to the other party.


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      Section 2.8 INCREASED LEVEL OF SERVICES. Unless otherwise provided in the applicable Transitional Service Schedule, if Aquila desires an increased level of service for any particular Service or Additional Service provided by UtiliCorp hereunder, Aquila must first request such increased level of service from UtiliCorp. If UtiliCorp agrees to provide the increased level of service under the same compensation methodology as used for the original Service or Additional Service (whether as set forth in Section 4.1 below or in the applicable Transitional Service Schedule), (a) Aquila agrees to accept UtiliCorp as the provider of such increased level of service and (b) such increased level of service shall be provided in accordance with the terms of this Agreement and the applicable Transitional Service Schedule.

                                   ARTICLE III

                              TERM AND TERMINATION

      Unless otherwise provided in the applicable Transitional Service Schedule, the Services shall commence on the Separation Date and continue for a period of two years; provided that (a) either party may earlier terminate the provision of any or all of the Services at any time after the Change of Control Date, upon providing the other party with 60-days' prior written notice, (b) Aquila may earlier terminate the provision of any or all of the Services at any time after the first anniversary of the Separation Date, upon providing UtiliCorp with 60-days' prior written notice, and (c) either party may earlier terminate the provision of any particular Service in the event that the other party materially breaches this Agreement or the applicable Transitional Service Schedule and such breach is not cured within 20 days after the breaching party receives notice thereof. In the event of the expiration or termination of the provision of one or more, but less than all, of the Services provided hereunder, this Agreement shall continue in full force and effect with respect to the provision of Services that have not expired or been terminated.

                                   ARTICLE IV

                                  COMPENSATION

      Section 4.1 CHARGES FOR SERVICES. Unless otherwise provided in the applicable Transitional Service Schedule, Aquila will reimburse UtiliCorp for all direct and indirect costs, including out-of-pocket expenses, incurred by UtiliCorp in providing the Services, plus an administration fee equal to 1% of such costs. In no event shall the aggregate administration fee for all of the Services provided hereunder exceed $200,000 in any calendar year.

      Section 4.2 PAYMENT TERMS. UtiliCorp shall bill Aquila monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation supporting such charges. Aquila shall pay UtiliCorp for all Services provided hereunder within 15 days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 18% per annum or the maximum rate allowed by law.

      Section 4.3 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably make adjustments to charges payable hereunder as a result of the discovery of errors or omissions in such charges. In no event shall such adjustments occur for a particular Service six months or more after the completion of that Service.


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      Section 4.4 PRICING ADJUSTMENTS. In the event of a tax or regulatory audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing or regulatory authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under applicable standards, then at UtiliCorp's direction the parties, including any Subcontractor providing
Services hereunder, shall make corresponding adjustments to the charges in question for such periods, past, present, and future, to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 4.4 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties' books and records, and the resulting underpayment or overpayment shall create a payment obligation subject to Section 4.2 hereof.

      Section 4.5 RIGHT OF SET-OFF. UtiliCorp shall have the right at any time and from time to time to set off and apply any and all deposits or amounts of any member of the Aquila Group at any time held, and any and all indebtedness at any time owing, by any member of the UtiliCorp Group to or for the credit or account of any member of the Aquila Group against any and all obligations of Aquila now or hereafter existing or arising under this Agreement, whether or not UtiliCorp shall have made any demand therefor.

                                    ARTICLE V

                      GENERAL OBLIGATIONS; STANDARD OF CARE

      Section 5.1 PERFORMANCE METRICS: UTILICORP. Unless otherwise provided in the applicable Transitional Service Schedule, and subject to Sections 2.3, 2.4,
2.5 and any other terms and conditions of this Agreement, UtiliCorp shall use its reasonable commercial efforts to provide the Services in accordance with its policies, procedures, and practices in effect immediately prior to the Separation Date and to exercise the same degree of care and skill as it exercises in performing similar services for itself.

      Section 5.2 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, UTILICORP MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

      Section 5.3 PERFORMANCE METRICS: AQUILA. Aquila shall use its reasonable commercial efforts, in connection with receiving Services, to follow the policies, procedures, and practices of UtiliCorp in effect immediately prior to the Separation Date, including by providing all information and documentation necessary for UtiliCorp to perform the Services as performed by UtiliCorp immediately prior to the Separation Date and by making available, as reasonably requested by UtiliCorp, sufficient resources and timely decisions, approvals, and acceptances in order that UtiliCorp may accomplish its obligations hereunder in a timely manner. Aquila agrees to grant UtiliCorp personnel access to sites, systems, and information as necessary for UtiliCorp to perform its obligations hereunder.

      Section 5.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and agree that UtiliCorp may make changes from time to time in the manner of performing the Services if UtiliCorp makes similar changes in performing similar services for itself and its Subsidiaries.


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      Section 5.5 RESPONSIBILITY FOR ERRORS; DELAYS. UtiliCorp's sole responsibility to Aquila:

            (a) For any errors or omissions in providing the Services shall be to correct the error or omission at no additional cost or expense to Aquila; provided, Aquila must promptly advise UtiliCorp of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions; and

            (b) For any failure to deliver any Service because of impracticability, shall be to use reasonable efforts, subject to Sections 2.3, 2.4, and 2.5, to resume performing the Services as promptly as reasonably practicable.

      Section 5.6 INDEMNIFICATION BY AQUILA. Aquila shall indemnify and hold harmless the UtiliCorp Indemnitees from and against any and all Liabilities to the extent that they relate to, arise out of, or result from the provision of the Services by UtiliCorp in accordance with this Agreement. In the event of any Third-Party Claim in respect of which UtiliCorp may be indemnified hereunder, the parties agree to follow the claims procedures set forth in Section 6.4 of the Master Separation Agreement.

      Section 5.7 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, performing adjustments, and obtaining all third party consents, licenses, sublicenses, or approvals necessary to permit each party to perform its obligations hereunder. The costs of obtaining such third party consents, licenses, sublicenses, or approvals shall be borne by Aquila.

                                   ARTICLE VI

                        RELATIONSHIP BETWEEN THE PARTIES

      The relationship between the parties established under this Agreement is that of independent contractors, and neither party shall be deemed an employee, agent, partner, or joint venturer of or with the other. UtiliCorp will be solely responsible for the payment of any employment-related taxes, insurance premiums, or employment benefits in respect of the performance of the Services by UtiliCorp personnel under this Agreement.

                                   ARTICLE VII

                                 SUBCONTRACTORS

      UtiliCorp may engage one or more Subcontractors to perform all or any portion of UtiliCorp's duties under this Agreement, provided that UtiliCorp remains responsible for the performance of each such Subcontractor.


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                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

      Except as otherwise set forth herein, the terms of the Technology Agreement shall govern the use and ownership of any Technology and Marks (as defined therein) and any patents, trademarks, or other intellectual property transferred, licensed, used, or created in connection with the Services or otherwise under this Agreement.

                                   ARTICLE IX

                                 CONFIDENTIALITY

      The terms of Section 4.8 of the Master Separation Agreement shall apply to any Confidential Information directly or indirectly disclosed under or in connection with the performance of this Agreement.

                                    ARTICLE X

                             LIMITATION OF LIABILITY

      IN NO EVENT SHALL ANY MEMBER OF THE UTILICORP GROUP OR THE AQUILA GROUP OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS BE LIABLE TO ANY OTHER MEMBER OF THE UTILICORP GROUP OR THE AQUILA GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS, IF ANY, FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT.

                                   ARTICLE XI

                                  FORCE MAJEURE

      Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Aquila to make payments to UtiliCorp pursuant to Article IV hereof for Services rendered, if such failure or delay is caused by Force Majeure.

                                   ARTICLE XII

                                  MISCELLANEOUS

      Section 12.1 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement, the other Ancillary Agreements, and the Exhibits and Schedules referenced or attached hereto and thereto (including the Transitional Service Schedules), constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and


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oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

      Section 12.2 GOVERNING LAW. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Missouri as to all matters, regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

      Section 12.3 INTERPRETATION. The headings contained in this Agreement and the Transitional Service Schedules attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

      Section 12.4 NOTICES. Any notice, demand, offer, request, or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one Business Day after being deposited with a nationally recognized overnight courier service or (e) four Business Days after being deposited in the U.S. mail, First Class with postage prepaid, and in each case addressed to the attention of the other party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

      Section 12.5 NONASSIGNABILITY; THIRD-PARTY BENEFICIARIES. Aquila may not, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement or any rights hereunder without UtiliCorp's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of UtiliCorp. This Agreement, including the Transitional Services Schedules and the other documents referred to herein, shall be binding upon and inure to the benefit of each party hereto and their respective legal representatives and permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 12.6 SEVERABILITY. If any term or other provision of this Agreement or any of the Transitional Service Schedules is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be amended, and each party agrees to execute and deliver such documents and instruments as are reasonably requested by the other party to evidence such amendment, so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      Section 12.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or


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further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      Section 12.8 AMENDMENT. No change or amendment will be made to this Agreement (or any Transitional Service Schedule attached hereto) except by an instrument in writing signed on behalf of each of the parties hereto.







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                            INTENTIONALLY LEFT BLANK


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      IN WITNESS WHEREOF, the parties have signed this Transitional Services
Agreement effective as of the date first set forth above.

                                    UTILICORP UNITED INC.



                                    /s/ Robert K. Green
                                    ------------------------------------------
                                    Robert K. Green
                                    President and Chief Operating Officer



                                    AQUILA, INC.



                                    /s/ Keith G. Stamm
                                    ------------------------------------------
                                    Keith G. Stamm
                                    Chief Executive Officer






                                SIGNATURE PAGE TO
                         TRANSITIONAL SERVICES AGREEMENT



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                      FORM OF TRANSITIONAL SERVICE SCHEDULE
                                       TO
                         TRANSITIONAL SERVICES AGREEMENT

      Upon execution and delivery by the parties, this Transitional Service Schedule shall be incorporated into that certain Transitional Services Agreement, dated April 24, 2001, between UtiliCorp and Aquila. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transitional Services Agreement.

      1.    FUNCTIONAL AREA

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      2.    DESCRIPTION OF SERVICES

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      3.    SERVICE REPRESENTATIVES

            UtiliCorp:  _______________________________

            Aquila:     _______________________________


      4.    TERM

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      5.    COMPENSATION

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      6.    MISCELLANEOUS

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      IN WITNESS WHEREOF, the parties have signed this Transitional Service
Schedule effective as of the latest date set forth below.

                                    UTILICORP UNITED INC.


                                    ------------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                          ------------------------------------
                                    Date:
                                          ------------------------------------



                                    AQUILA, INC.


                                    ------------------------------------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                          ------------------------------------
                                    Date:
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                                SIGNATURE PAGE TO
                     TRANSITIONAL SERVICE SCHEDULE NO. ____


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